Exhibit 99.1

Axiall Rejects Unsolicited Proposal From Westlake

ATLANTA, Jan. 29, 2016 – Axiall Corporation (NYSE: AXLL) today confirmed that it has rejected an unsolicited and conditional proposal from Westlake Chemical Corporation (NYSE: WLK) to acquire all of the outstanding common shares of Axiall for a consideration of $20.00 per share in the form of $11.00 in cash and 0.1967 shares of Westlake stock.

Axiall noted that Westlake’s proposal was delivered to the Company on Monday, Jan. 25, 2016, four days before Westlake’s decision to publicly release the proposal. The Axiall Board of Directors, with the assistance of its financial and legal advisors, reviewed, considered and unanimously rejected the proposal within the timeframe requested by Westlake.

“We believe that Westlake’s proposal is an opportunistic attempt to take advantage of challenging public equity market conditions and significantly undervalues Axiall’s assets and its long-term prospects,” commented Timothy Mann, president and chief executive officer. “The price of Axiall stock was at $20.18 as recently as Dec. 1, 2015. We remain committed to achieving our $100 million run rate cost reduction and productivity target by the end of 2016, as well as our investment in the LACC ethane cracker project with our joint venture partner Lotte Chemical. In addition, we are continuing to evaluate our entire portfolio of businesses and assets to identify opportunities to enhance shareholder value, including our sales process for the Building Products business.”

Morgan Stanley & Co. LLC is acting as financial advisor to Axiall and Jones Day is acting as legal counsel.

About Axiall

Axiall Corporation is a leading integrated chemicals and building products company. Headquartered in Atlanta, Axiall has manufacturing facilities located throughout North America and in Asia to provide industry-leading materials and services to customers. For more information, visit www.axiall.com.

Forward-Looking Statements Disclaimer

This news release contains “forward-looking statements” as defined in, and subject to the safe harbor provisions of, the federal securities laws. These forward looking statements relate to, among other things, our anticipated financial performance, prospects and our plans and objectives for future operations. Forward-looking statements are based on management’s assumptions regarding, among other things, general economic and industry-specific business conditions and the continued execution of our long-term business strategy as a stand-alone public company, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, uncertainties regarding future actions that may be taken by Westlake in furtherance of its unsolicited proposal, future prices for our products, industry capacity levels for our products, raw materials and energy costs and availability, feedstock availability and prices, changes in governmental and environmental regulations, the adoption of new laws or regulations that may make it more difficult or expensive to operate our businesses or manufacture our products, our ability to generate sufficient cash flows from our business, future economic conditions in the specific industries to which our products are sold, global economic conditions, the effectiveness of certain previously disclosed and recently implemented changes to our internal control over financial reporting, our ability to successfully integrate and execute our business plans for acquisitions and other factors discussed in the Securities and Exchange Commission filings of Axiall from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent quarterly reports on Form 10-Q.

Contacts:

Axiall Corporation

Investor Relations

Martin Jarosick, 770-395-4524

or

Media

Chip Swearngan, 678-507-0554

Joele Frank, Michael Freitag, Averell Withers, Joe Berg

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

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